June 16, 2014

Mr. Blake Drexler
Chairman, Bankwell Financial Group
208 Elm Street
New Canaan, CT 06840

Dear Blake,

Over the past 5 years, I have greatly enjoyed the time I spent as a director of Bankwell Financial Group and its predecessor BNC Financial Group. I have learned a great deal, built some terrific relationships and hopefully contributed to the success of the company in some small way. During my tenure, I have greatly admired your leadership of the Board of Directors.

Unfortunately, I have recently found the demands of my job are making it difficult to fully commit to the time required for board participation. As a result, I am tendering my resignation as a Director of Bankwell Financial Group and Bankwell Bank, effective immediately.

I wish you and the company all of the success that you so rightly deserve.

Sincerely,

/s/ Mark T. Fitzgibbon

Hand Delivered
Copied to Eric Dale-Governance Chair